As filed with the Securities and Exchange Commission on September 15, 2025

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

STRIVE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-1293236
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Crescent Court, Suite 1400 Dallas, TX 75201 (855) 427-7360	75201
(Address of Principal Executive Offices)	(Zip Code)

Strive, Inc. Amended and Restated 2022 Equity Incentive Plan

(Full Title of the Plans)

Brian Logan Beirne
Chief Legal Officer

200 Crescent Court, Suite 1400

Dallas, TX 75201

(855) 427-7360
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Derek Dostal Evan Rosen Adam Kaminsky Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4140

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed for the purpose of registering (i) 15,053,903 shares of Class A common stock, par value $0.001 per share of Strive, Inc. (“New Strive Class A Common Stock”), a Nevada corporation (f/k/a Asset Entities Inc.) (the “Registrant”), to be available for issuance pursuant to the Strive, Inc. 2022 Amended and Restated Equity Incentive Plan (the “Plan”) and (ii) 43,847,840 shares of New Strive Class A Common Stock in respect of Old Strive Replacement Awards (as defined below) pursuant to the Plan.

Old Strive Replacement Awards

In accordance with the terms of the Agreement and Plan of Merger, dated as of May 6, 2025, as amended and restated by that certain Amended and Restated Agreement and Plan of Merger, dated as of June 27, 2025 (as it may be further amended, restated or otherwise modified from time to time, the “Merger Agreement”), by and among the Registrant, Strive Enterprises, Inc., an Ohio corporation (“Old Strive”), and Alpha Merger Sub, Inc., an Ohio corporation and a direct, wholly owned subsidiary of the Registrant, at the effective time (the “Effective Time”) of the transactions contemplated by the Merger Agreement (the “Merger”):

●	each Old Strive restricted stock unit award (each, an “Old Strive RSU Award”) granted under the Plan that was outstanding immediately prior to the Effective Time was converted into an award with respect to a number of shares of Class B common stock of the Registrant, par value $0.001 per share (which automatically convert into shares of New Strive Class A Common Stock upon the transfer thereof, which shall not occur in connection with the closing of the Merger) (the “New Strive Class B Common Stock”) equal to the product of (i) the number of shares of Class B common stock of Old Strive, par value $0.00001 per share (“Old Strive Class B Common Stock”), subject to such Old Strive RSU Award multiplied by (ii) the Exchange Ratio (as defined in the Merger Agreement) (each, an “Old Strive Replacement RSU Award”);

●	each award of restricted shares of Old Strive Class B Common Stock (each, an “Old Strive Restricted Stock Award”) granted under the Plan that was outstanding immediately prior to the Effective Time was converted into an award with respect to a number of shares of New Strive Class B Common Stock (which automatically convert into shares of New Strive Class A Common Stock upon the transfer thereof, which shall not occur in connection with the closing of the Merger) equal to the product of (i) the number of shares of Old Strive Class B Common Stock subject to such Old Strive Restricted Stock Award multiplied by (ii) the Exchange Ratio (together with Old Strive Replacement RSU Awards, “Old Strive Replacement Awards”); and

●	each Share (as defined in the Plan) (each, an “ Old Strive Available Share”) that remains available for grant under the Plan immediately prior to the Effective Time was automatically converted into a number of New Strive Class A Common Stock equal to the product of (i) the total number of Old Strive Available Shares multiplied by (ii) the Exchange Ratio.

Pursuant to an exception under Rule 5635(c) of the NASDAQ Market Rules and Regulations, awards that are granted under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be converted, replaced, assumed or adjusted in connection with such transaction without approval of shareholders of the listed acquiring company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, filed with the SEC on May 15, 2025, and June 30, 2025, filed with the SEC on August 5, 2025; and

(3)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 22, 2025, March 20, 2025, May 2, 2025, May 7, 2025, May 21, 2025, May 27, 2025, July 3, 2025, August 20, 2025, August 28, 2025, September 9, 2025, September 12, 2025, September 15, 2025 and September 15, 2025.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) 78.7502(1) provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person is not liable pursuant to NRS 78.138 or if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.

The Registrant’s articles of incorporation permit indemnification of, and advancement of expenses to, the Registrant’s directors, officers and other agents, and any other persons to which applicable law permits the Registrant to provide indemnification, to the fullest extent permitted by applicable law, including the NRS.

The Registrant has entered into indemnification agreements with its directors and officers, whereby the Registrant has agreed to indemnify the directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer is not liable pursuant to NRS 78.138 or acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Registrant (and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful). At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify the Registrant’s directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of Strive, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 12, 2025).
4.2	Amended and Restated Bylaws of Strive, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 12, 2025).
4.3*	Description of Capital Stock
5.1*	Opinion of Brownstein Hyatt Farber Schreck, LLP.
23.1*	Consent of WWC, P.C., independent registered public accounting firm for Asset Entities Inc.
23.2*	Consent of KPMG LLP, independent registered public accounting firm for Strive Enterprises, Inc.
23.3*	Consent of Brownstein Hyatt Farber Schreck, LLP. (included in Exhibit 5.1).
24.1*	Power of Attorney (included in signature page hereof).
99.1*	Strive, Inc. Amended and Restated 2022 Equity Incentive Plan (filed herewith).
107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on September 15, 2025.

Strive, Inc.

By:	/s/ Matthew Cole
	Name:	Matthew Cole
	Title:	Chief Executive Officer and Chief Investment Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Cole, Benjamin Bartley Pham and Brian Logan Beirne, and each of them, as true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable Strive, Inc. to comply with the provisions of the Securities Act, and all requirements of the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mathew Cole	Chief Executive Officer, Chief Investment Officer,	September 15, 2025
Matthew Cole	Director and Chair of the Board of Directors
(Principal Executive Officer)

/s/ Benjamin Bartley Pham	Chief Financial Officer and Director (Principal	September 15, 2025
Benjamin Bartley Pham	Financial Officer & Principal Accounting Officer)

/s/ Brian Logan Beirne	Director	September 15, 2025
Brian Logan Beirne

/s/ Shirish Jajodia	Director	September 15, 2025
Shirish Jajodia

/s/ James Alexander Lavish	Director	September 15, 2025
James Alexander Lavish

/s/ Jonathan R. Macey	Director	September 15, 2025
Jonathan R. Macey

/s/ Mahesh Ramakrishnan	Director	September 15, 2025
Mahesh Ramakrishnan

/s/ Pierre Rochard	Director	September 15, 2025
Pierre Rochard

/s/ Avik Roy	Director	September 15, 2025
Avik Roy

/s/ Arshia Sarkhani	Director	September 15, 2025
Arshia Sarkhani

/s/ Benjamin Werkman	Director	September 15, 2025
Benjamin Werkman

II-4